Exhibit 99.1

Jones Soda Co. Reports Third Quarter 2010 Results

SEATTLE--(BUSINESS WIRE)--November 11, 2010--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the third quarter ended September 30, 2010. The Company reported a net loss of $578,000, or ($0.02) per share, for the quarter ended September 30, 2010, a 61% improvement from the third quarter 2009 net loss of $1.5 million, or ($0.06) per share.

William Meissner, President & Chief Executive Officer, stated, “Our improved bottom line performance in the third quarter is an indication that the initial phase of our turnaround strategy is tracking on plan. Over the past several months we have continued to exit unprofitable distribution channels and lower our general and administrative costs, while simultaneously investing in our sales and marketing teams and platforms to better support our core bottle business and our recently re-launched energy drink, WhoopAss. While there is still much work to be done, the recent sell-through results of our glass bottled soda are encouraging and give us a heightened degree of confidence about our long-term growth prospects. We move forward focused on expanding our market share in a strategic and profitable manner and committed to returning greater value to our shareholders in the future.”

Third Quarter Review – Comparison of Quarters ended September 30, 2010 and September 30, 2009

  Revenue decreased 28% to $5.1 million for the quarter ended September 30, 2010, compared to $7.2 million in the third quarter of 2009.
  Gross profit decreased 8.5% to $1.4 million for the quarter ended September 30, 2010, compared to $1.5 million in the corresponding period a year ago. The third quarter 2010 included an additional write-down of excess GABA inventory totaling $166,000. For the quarter ended September 30, 2010, gross profit as a percentage of revenue increased to 27%, compared to 21% in the third quarter of 2009, with the difference being primarily the result of charges in 2009 as the result of packaging changes.
  Operating expenses decreased 22% to $2.4 million, compared to the corresponding period a year ago, and were benefited by cost containment measures including the reductions in workforce enacted during 2009.
  Provision for income taxes for the quarter ended September 30, 2010 and 2009 was a benefit of $370,000 and $87,000, respectively, and reflects a credit for the quarters ended September 30, 2010 and 2009 due to non-recurring tax refunds allowed from our Canadian operations.
  Net loss improved 61% to $578,000, or ($0.02) per share, for the quarter ended September 30, 2010, from the third quarter 2009 net loss of $1.5 million, or ($0.06) per share.
  Cash used in operations during the quarter was $1.0 million versus cash used in operations of $823,000 during the prior year period primarily due to sponsorship payments. Our cash for the quarter increased $40,000 as a result of completing our first draw down on our equity line for net proceeds of approximately $1.0 million.

Balance Sheet

As of September 30, 2010, the Company had cash and cash equivalents of approximately $2.6 million and working capital of approximately $6.9 million. Cash used in operations during the quarter ended September 30, 2010 totaled $1.0 million. As of September 30, 2010, inventories were $2.7 million compared to $3.7 million as of December 31, 2009. As previously disclosed, subsequent to quarter end, we completed a second draw down and sale under our equity line of credit arrangement for gross proceeds of $1 million.

Conference Call

The Company will discuss its results for the quarter ended September 30, 2010 and its business outlook on its scheduled conference call today, November 11, 2010 at 1:30 p.m., Pacific time (4:30 p.m. ET). This call is being webcast and can be accessed by visiting the Investor section of our website at www.jonessoda.com. Investors may also listen to the call via telephone by dialing (201) 689-8470 (confirmation code: 360249). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 360249) through November 18, 2010, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. ® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda®, and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our long-term growth prospects and our ability to expand market share and return greater shareholder value in the future. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to successfully execute on its 2010 operating plan; its inability to secure additional financing, including making draw downs under its equity line of credit facility, or to generate sufficient cash flow from operations; its ability to use the net proceeds from future financings, including draw downs under its equity line of credit facility, to improve its financial condition or market value; the impact of the global economic crisis, which has continued to have a greater than expected impact on the Company's business; its inability to increase points of distribution for its products or to successfully innovate new products and product extensions; its inability to establish distribution arrangements with distributors, retailers or national retail accounts; its inability to maintain relationships with its co-packers; its inability to maintain a consistent and cost-effective supply of raw materials; its inability to receive returns on its trade spending and slotting fee expenditures; its inability to maintain brand image and product quality; its inability to protect its intellectual property; the impact of current and future litigation; and its inability to develop new products to satisfy customer preferences and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K and in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission in 2010. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$5,125	$7,156	$14,383	$21,710
Cost of goods sold	3,575	5,433	10,553	16,486
Write-down of excess GABA inventory	166	210	344	210

Gross profit	1,384	1,513	3,486	5,014
Gross profit %	27.0%	21.1%	24.2%	23.1%
Licensing revenue	7	19	25	70
Operating expenses:
Promotion and selling	1,109	1,590	3,411	6,151
General and administrative	1,256	1,446	4,685	5,006

	2,365	3,036	8,096	11,157

Loss from operations	(974)	(1,504)	(4,585)	(6,073)
Other income (expense), net	26	(65)	18	(65)

Loss before income tax	(948)	(1,569)	(4,567)	(6,138)
Income tax benefit, net	370	87	303	88

Net loss	$(578)	$(1,482)	$(4,264)	$(6,050)

Net loss per share, basic and diluted	$(0.02)	$(0.06)	$(0.16)	$(0.23)
Weighted average basic and diluted common shares outstanding	27,454,593	26,454,729	26,779,630	26,455,293

	Three Months Ended September 30,		Nine Months Ended September 30,
Case Sale Data (288-ounce equivalent):	2010	2009	2010	2009
Finished products cases	394,800	538,500	1,095,900	1,691,800
Concentrate cases	-	317,600	110,800	685,800
Total cases	394,800	856,100	1,206,700	2,377,600

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$2,562	$4,975
Accounts receivable	3,052	2,508
Tax receivable	397	11
Inventory, net	2,711	3,711
Prepaid expenses and other current assets	595	487

Total current assets	9,317	11,692
Fixed assets	358	807
Other assets	414	1,035

Total assets	$10,089	$13,534

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,087	$1,397
Accrued liabilities	1,193	1,571
Taxes payable	122	69
Note payable, current portion	—	125

Total current liabilities	2,402	3,162
Note payable	—	219
Long-term liabilities — other	2	—

Shareholders’ equity
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 27,695,165 and 26,427,989 shares, respectively	45,133	43,925
Additional paid-in capital	6,388	5,771
Accumulated other comprehensive income	390	418
Accumulated deficit	(44,226)	(39,961)

Total shareholders’ equity	7,685	10,153

Total liabilities and shareholders’ equity	$10,089	$13,534

CONTACT:
ICR, Inc.
Brendon Frey, 203-682-8200
Brendon.frey@icrinc.com